                                                                   Exhibit 17(d)

                                3,666,667 SHARES
                           CURRENT INCOME SHARES, INC.

                               INVESTMENT ADVISER:
                   UNIONAMERICA INVESTMENT MANAGEMENT COMPANY

         Current Income Shares, Inc. (the "Corporation") is a new, closed-end, diversified management investment company, the primary investment objective of which is to seek a high level of current income consistent with investment in a diversified portfolio in which marketable debt securities of high quality will predominate. The Corporation intends to engage in short-term trading of debt securities, may borrow up to 50% of its net worth to obtain investment leverage and may loan its portfolio securities. See "Investment Policies".

         Unionamerica Investment Management Company (the "Adviser"), a wholly-owned subsidiary of Unionamerica, Inc., is the Corporation's adviser and will be paid a fee monthly by the Corporation at the annual rate of 0.5% of the average net assets of the Corporation. See "The Advisory Agreement". The Corporation's address is 445 South Figueroa Street, Los Angeles, California 90017, and its telephone number is (213) 489-2340.

         The Corporation intends to apply for the listing of its Common Stock on the New York Stock Exchange. Prior to the date of this Prospectus there has been no public market for the Common Stock.

         The minimum purchase in this offering is 100 shares. This Prospectus should be retained for future reference.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 Public Offering                 Underwriting              Proceeds to the
                   Price(1)                      Discount(1)(2)           Corporation(1)(3)

Per Share             $15.00                        $1.20                         $13.80
Total              $55,000,005                  $4,400,000.40                 $50,600,004.60

------------
(1) The Corporation has agreed to sell to the Underwriters up to 366,667 additional shares, at $13.80 per share, to cover over-allotments, if any. To the extent any of these shares are purchased, the total Public Offering Price, Underwriting Discount, and Proceeds to the Corporation will be correspondingly increased. See "Underwriting".

(2) The Corporation has agreed to indemnify the Underwriters against certain liabilities. See "Underwriting".

(3) Before deducting expenses payable by the Corporation, estimated at $219,000.

The Shares offered hereby are offered subject to prior sale, delivery to and acceptance by the Underwriters, the approval of their counsel and certain other conditions.


LEHMAN BROTHERS          DUPONT GLORE FORGAN        WALSTON & CO., INC.
  Incorporated              Incorporated

CROWELL, WEEDON & CO.                MITCHUM, JONES & TEMPLETON
                                           Incorporated

                     RAUSCHER PIERCE SECURITIES CORPORATION

STERN, FRANK, MEYER & FOX, INCORPORATED              SUTRO & CO. INCORPORATED


                 The date of this Prospectus is March 29, 1973.

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE CORPORATION OR ANY UNDERWRITER IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE CORPORATION OR SUCH UNDERWRITER TO MAKE SUCH OFFER IN SUCH STATE.


                           THE REGISTRATION STATEMENT

         The Corporation has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock of the Corporation offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with Rules and Regulations of the Commission. The Registration Statement may be inspected at the principal office of the Commission at 500 North Capitol Street, N.W., Washington, D.C. 20549 and copies thereof may be obtained from the Commission at prescribed rates.

                                TABLE OF CONTENTS

                                                       Page                                                               Page

The Registration Statement..........................    2        Net Asset Value.......................................  18
Summary Information.................................    3        Reports to Shareholders...............................  19
The Corporation and its Objectives..................    4        Description of Common Stock...........................  19
Unionamerica, Inc. and the Adviser..................    4        Capitalization........................................  19
Investment Policies.................................    5        Underwriting..........................................  19
Investment Restrictions.............................   10        Legal Opinions........................................  22
Directors and Executive Officers....................   12        Experts...............................................  22
The Advisory Agreement..............................   14        Additional Information................................  22
Distributions.......................................   15        Balance Sheet.........................................  23
Federal Income Taxes................................   15        Accountants' Report...................................  24
Dividend Reinvestment Plan..........................   16        Appendix A............................................  25
Portfolio Transactions..............................   18


         UNTIL JUNE 27, 1973, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           CURRENT INCOME SHARES, INC.
                               INVESTMENT ADVISER:
                   UNIONAMERICA INVESTMENT MANAGEMENT COMPANY

                               SUMMARY INFORMATION

THE OFFERING
         Total Number of Shares Offered.............................................    3,666,667 Shares
         Minimum Purchase ..........................................................    100 Shares ($1,500)
         Per Share Information
         Public Offering Price .....................................................    $15.00
         Proceeds to Corporation ...................................................    $13.80
         Underwriting Discount .....................................................    $ 1.20
         Dealer Concession..........................................................    $  .90

THE CORPORATION

Primary Investment                  To seek a high level of current income for shareholders
  Objective                         consistent with investment in a diversified portfolio
                                    in which marketable debt securities of high quality
                                    will predominate.

Investment Policies                 To invest at least 75% of total assets in high-quality straight debt securities, with the balance available for investments in other debt securities, preferred stocks and high-quality income-producing common stocks, which may include up to 10% of total assets in securities acquired in private placement transactions.

Investment Techniques               Borrowing of up to 50% of net worth to obtain additional
                                    funds for investment ("leveraging").

                                    Short-term trading of debt securities in anticipation of
                                    market developments and to take advantage of
                                    yield disparities.

                                    Lending portfolio securities to supplement interest income.

Investment Adviser                  Unionamerica Investment Management Company, a newly-organized subsidiary of Unionamerica, Inc. Unionamerica, Inc. is a diversified financial company which owns Union Bank, the 6th largest bank in
                                    California and the 19th largest bank in the nation, and the Unionamerica
                                    Mortgage Group, the second largest mortgage banking organization in the
                                    United States.

Advisory Fee                        Monthly compensation at an annual rate of 0.57% of the Corporation's average net assets.

Distributions and                   Net ordinary income and, to the extent considered
  Reinvestment                      appropriate, net short-term capital gains, will be
  Features                          distributed on a monthly basis, and net long-term capital gains, if any, will be distributed annually.

                                    Shareholders will have
                                    the option to participate in a Dividend
                                    Reinvestment Plan.

                       THE CORPORATION AND ITS OBJECTIVES

         Current Income Shares, Inc. (the "Corporation") is a new, closed-end, diversified management investment company organized in Delaware in November 1972. The primary investment objective of the Corporation is to seek a high level of current income for its shareholders consistent with investment in a diversified portfolio in which marketable debt securities considered by management to be of high quality will predominate. To a lesser extent the Corporation may also invest in other debt securities and in certain equities. The Corporation intends to engage in short-term trading of debt securities and may obtain additional funds for investment through borrowings in amounts up to 50% of its net worth (the total assets of the Corporation, taken at market value, less all its liabilities and indebtedness). See "Investment Policies - Leverage and Borrowing". In addition, the Corporation may lend its portfolio securities. See "Investment Policies - Other Investment Policies".

         Commencing within three months after this offering, the Corporation intends to make monthly distributions to shareholders of substantially all its net ordinary income and any accumulated net realized short-term capital gains considered by management appropriate for distribution. The Corporation will make distributions annually of substantially all of the excess of its net realized long-term capital gains, if any, over its net realized short-term capital losses, if any. See "Federal Income Taxes". In addition, shareholders of record (other than brokers) may elect to participate in the Corporation's Dividend Reinvestment Plan. See "Dividend Reinvestment Plan".

         The Corporation may be an appropriate investment medium for investors who desire to participate in a more diversified portfolio of high-quality debt securities than they might otherwise be able to purchase on an individual basis. In many instances, high-quality debt securities are readily available only in relatively large dollar amounts. Moreover, the Corporation offers the investor additional investment techniques through its ability to effect trading in portfolio securities and its ability to provide investment leverage through borrowings. Marketable debt securities with equity features may also be purchased by the Corporation within the limits prescribed under "Investment Policies" and offer the potential for capital appreciation while at the same time providing an established yield.

         The Corporation has been organized as a closed-end investment company, which means that shareholders have no right to require the Corporation to redeem or repurchase their shares. Accordingly, the shares of the Corporation will trade in the open market at prices which may be more or less than their net asset value. For a description of the Corporation's methods of determining net asset value, see "Net Asset Value". Shares of closed-end investment companies have sold at market prices varying from their net asset values, in some cases at a discount from their net asset values, but in some cases at a premium over their net asset values.

         There has not previously been any market for the shares of the Corporation. The Representatives of the Underwriters have indicated that each of them intends to make a market in the shares as long as they are traded only over-the-counter, and other dealers may also make a market in the shares. The extent of such market cannot be predicted.

         The Corporation intends to apply for the listing of its shares on the New York Stock Exchange. Satisfactory distribution of its shares and investment of a major portion of its assets in accordance with its investment objectives are prerequisites to such listing. There can be no assurance that such listing will be obtained.

                       UNIONAMERICA, INC. AND THE ADVISER

         Unionamerica Investment Management Company (the "Adviser"), Union Bank Square, 445 South Figueroa St., Los Angeles, California 90017, will be employed as the investment adviser to the Corporation. The Adviser, a wholly-owned subsidiary of Unionamerica, Inc. ("Unionamerica"), was established in October 1972 to provide investment counseling and portfolio management services. Unionamerica's address is Union Bank Square, 445 South Figueroa Street, Los Angeles, California 90017. For a description of the investment advisory contract between the Adviser and the Corporation, see "The Advisory Agreement".

         Unionamerica, Inc., the parent company of the Adviser, is engaged in diversified financial activities including principally commercial banking, mortgage banking and casualty and property insurance underwriting and marketing. Its commercial banking activities are conducted through its wholly-owned subsidiary, Union Bank, which as of December 31, 1972 ranked in terms of deposits as the 6th largest bank in California and the 19th largest in the nation, with total resources in excess of $4,000,000,000. Unionamerica's mortgage banking activities are conducted through its Mortgage Group (including its Western Mortgage Corporation Division), which is the second largest mortgage banking organization in the United States. Its insurance subsidiaries are Swett & Crawford, Harbor Insurance Company and Buffalo Insurance Company. Another subsidiary, Unionamerica Advisors, Inc., acts as the adviser to a real estate investment trust, Unionamerica Mortgage and Equity Trust.

         Although Unionamerica is currently subject to regulation as a bank holding company, it has irrevocably elected under the Bank Holding Company Act, as amended in 1970, to cease to be a bank holding company by January 1, 1981. The Board of Directors of Unionamerica has approved a plan of reorganization which will separate Union Bank (including certain bank related activities) from Unionamerica's other activities. The Adviser will remain a subsidiary of Unionamerica. This plan is subject to the approval of the shareholders of Unionamerica and various regulatory authorities. It is presently anticipated that the plan will probably be carried out sometime in 1973.

         The Board of Governors of the Federal Reserve System has ruled that a bank holding company may sponsor a closed-end investment company such as the Corporation. While this ruling may subsequently be challenged in the courts under the Glass Steagall Act, which prohibits certain affiliations between commercial banks and companies engaged in the underwriting or distribution of securities, it is not anticipated that even a successful challenge would have any impact on the Corporation if it occurs after the Adviser has ceased to be affiliated with Union Bank.

         The Adviser intends actively to solicit other advisory clients but, in view of its recent formation, will not at the time of the completion of this offering be significantly engaged in providing investment advisory services other than for the Corporation.

         The persons employed by the Adviser who will be responsible for making the recommendations to the Adviser for securities transactions of the Corporation are Hull P. Dolson, the President and a director of the Adviser, Paul A. Pflueger, Jr., the Executive Vice President and a director of the Adviser, and Thomas J. O'Toole, the Senior Vice President and a director of the Adviser. For a description of the experience of Messrs. Dolson, Pflueger and O'Toole and the other personnel of the Corporation and the Adviser in the bond investment field, see "Directors and Executive Officers".

                               INVESTMENT POLICIES

         In pursuing its investment objective of a high level of current income for its shareholders consistent with investment in a diversified portfolio in which marketable debt securities of high quality will predominate, the Corporation's investment policy will be as follows:

         A. At least 750% of the Corporation's total assets will be invested in one or more of the following types of interest-bearing debt securities and in cash or cash equivalents:

                 (1) marketable straight debt securities which are rated at the time of purchase within the four highest grades assigned by Moody's Investors Service, Inc, (Aaa, Aa, A or Baa*) or Standard & Poor's Corporation (AAA, AA, A or BBB*);

                 (2) securities issued or guaranteed by the United States Government, its agencies or instrumentalities;

                 (3) marketable securities (payable in U. S. dollars) issued or guaranteed by the Government of Canada or a Province of Canada or any instrumentality or political subdivision thereof and acquired under circumstances that would not subject the Corporation to payment of U. S. Interest Equalization Tax, such securities not to exceed 25% of the Corporation's total assets;

                 (4) obligations of, or guaranteed by, national or state banks or bank holding companies, which obligations, although not rated as a matter of policy by either Moody's Investors Service, Inc. or Standard & Poor's Corporation, either are rated in the four highest ratings assigned by Fitch Investors Service, Inc. (AAA, AA, A or BBB*), or, if not rated by Fitch, are considered by the Adviser to have investment quality comparable to securities which may be purchased under item (1) above; and

                 (5) commercial paper rated Prime, Prime-1 or Prime-2 by NCO/Moody's Commercial Paper Division, Moody's Investors Service, Inc., or A-1 or A-2 by Standard & Poor's Corporation.

-------------
*See Appendix A to this Prospectus for a description of Baa and BBB ratings for bonds.

         B. Up to 25% of the Corporation's total assets may consist of:

                  (1) straight debt securities not included in items (1) through
         (5) above;

                  (2) securities which may be convertible into or exchangeable for, or carry warrants to purchase, common stock or other equity interests;

                  (3) preferred stocks; and

                  (4) common stocks which management considers to be of high quality and likely to yield a relatively high degree of income in relation to cost.

         With reference to the categories of investments in B., above, the acquisition of common stock by the conversion of convertible securities or by the exercise of warrants previously acquired by the Corporation will not be prohibited by the 25% limitation; however, if such acquisition results in the aggregate value of securities within such categories exceeding 25% of the Corporation's total assets, the Corporation will, within a reasonable time, dispose of securities within such categories sufficient to reduce the current value thereof to 25% or less of the Corporation's total assets. (Pending such reduction, any new acquisition, otherwise than by conversion or the exercise of warrants, within such categories would be Prohibited.) If such conversion or exercise results in the acquisition of non-income-producing common stock, the Corporation will dispose of such common stock within a reasonable time. Any such disposition may be carried out in an orderly manner to realize the best obtainable price and, if deemed advisable, may be delayed for a period of six months in order to realize long-term capital gain. Sales of securities to meet such requirements could be required at a time when they would not otherwise be made and would be disadvantageous to the Corporation.

         The foregoing investment policies are matters of fundamental policy and cannot be changed without approval of the holders of the lesser of (a) 67% of the Corporation's voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or by proxy, or (b) more than 50% of the Corporation's outstanding voting securities.

         In making purchases within the above policies, the Corporation will be subject to all of the restrictions referred to under "Investment Restrictions", which are also matters of fundamental policy.

SHORT-TERM TRADING

         The Corporation intends to engage in short-term trading of debt securities. For this purpose "short-term trading" means selling securities held for a relatively brief time, usually less than three months and not more than six months. Short-term trading will be used by the Corporation primarily in two situations:

                  (a) Market Development. A security may be sold to avoid depreciation in what the Corporation anticipates will be a market decline (a rise in interest rates), or a security may be purchased in anticipation of a market rise (a decline in interest rates) and later sold; and

                  (b) Yield Disparities. A security may be sold and another of comparable quality purchased at approximately the same time in order to take advantage of what the Corporation believes is a temporary disparity in the normal yield relationship between the two securities (a "yield disparity").

Short-term trading to take advantage of a yield disparity may be undertaken even if levels of interest rates remain unchanged. Yield disparities occur frequently for reasons not directly related to the investment quality of the respective issues or the general movement of interest rates, but may result from changes in the overall demand for or supply of various types of bonds, changes in the investment objectives or cash requirements of investors, and the requirements of dealers to correct long or short inventory positions.

         Short-term trading techniques will be used principally in connection with higher quality, non-convertible debt securities, which are often better suited for short-term trading because the market in such securities is generally of greater depth and offers greater liquidity than the market in debt securities of lower quality. It is anticipated that short-term trading will be less applicable to convertible securities, since such securities will usually be purchased when the Corporation believes that the market value of the underlying equity security is likely to appreciate over a period of time.

         The Corporation will engage in short-term trading if it believes the transactions, net of costs (including commissions, if any), will result in improving the appreciation potential or income of its portfolio. Whether any improvement will be realized by short-term trading will depend upon the ability of the Corporation to evaluate particular securities and anticipate relevant market factors, including interest rate trends and variations from such trends. Short-term trading such as that contemplated by the Corporation places a premium upon the ability of the Corporation to obtain relevant information, evaluate it promptly, and take advantage of its evaluation by completing transactions on a favorable basis, To the extent that the Corporation engages in short-term trading, its buying and selling activity may be greater than that of investment companies which do not follow such a policy in seeking their investment objectives. Such activity can result in greater costs of operation than is the case with other investment companies, and risks of loss in portfolio value could be greater. Accordingly, an investment in shares of the Corporation may be more speculative than an investment in shares of an investment company which does not engage in short-term trading. The Corporation's shareholders will be taxed at ordinary income tax rates on distributions representing realization of gains on securities held less than six months.

         The Corporation cannot accurately predict its annual portfolio turnover rate, but it anticipates that after the proceeds of this offering have been fully invested the annual turnover rate (excluding turnover of securities having a maturity of one year or less and U.S. Treasury obligations) will not exceed 200% as an average from year to year. A 200% portfolio turnover rate would occur, for example, if all of the securities in the Corporation's portfolio were replaced twice in one year. The Corporation intends to qualify for "pass-through" federal income tax treatment under the Internal Revenue Code and accordingly intends to limit its short-term trading so that less than 30% of the Corporation's gross income (including all dividend and interest income and gross realized capital gains, both short and long term, without offset for realized capital losses) will be derived from gross gains realized on the sale or other disposition of securities held for less than three months. This limitation, which must be met in order to obtain such federal tax treatment, at certain times may prevent the Corporation from realizing capital gains on some securities held for less than three months. See "Federal Income Taxes".

LEVERAGE AND BORROWING

         The Corporation may borrow from banks or other lending institutions in negotiated transactions and may issue, publicly or privately and from time to time, bonds, debentures or notes, in series or otherwise, with such interest rates and other terms and provisions, including conversion rights if deemed advisable, as the Board of Directors of the Corporation may from time to time determine, provided that immediately after any such borrowing or issuance the Corporation's senior securities representing indebtedness (as defined in the Investment Company Act of 1940) will have an asset coverage of at least 300% and that all other applicable requirements of the Investment Company Act of 1940 are met. The amount borrowed may not exceed 33 1/3% of the value of the Corporation's assets (including the amount borrowed) less its liabilities (not including any borrowings but including the fair market value at the time of computation of any securities with respect to which there are open short positions). Maximum use of authorized borrowing power would result in leverage equal to 50% of the Corporation's net worth. Subject to such limitations as may be specified in applicable margin regulations of the Board of Governors of the Federal Reserve System, amounts so borrowed and securities so issued by the Corporation may be secured by a pledge or mortgage, provided that as a result not more than 15% of the value of the Corporation's total assets would be subject in the aggregate to such pledges and mortgages.

         Borrowings may be for long or short term and, subject to compliance with applicable legal requirements, may be evidenced by documented discount notes or other short-term notes of the Corporation generally referred to as "commercial paper". If deemed advisable by the Board of Directors of the Corporation, amounts borrowed may be repayable on demand. Should demand obligations be incurred, the possibility exists that demand for payment could be made at a time when sales by the Corporation of portfolio securities would be required in order to make the required payment and when such sales would be disadvantageous. A similar condition would exist in the case of other borrowings to the extent that the Corporation might be unable to renew or refund such borrowings at maturity or might have to reduce borrowings by prepayment to avoid the consequences of a decline in asset coverage below statutory requirements, which would prohibit distributions to shareholders by the Corporation so long as a deficiency in such coverage existed.

         The extent to which the Corporation borrows will depend in some measure on the cost of borrowing compared with the estimated benefit to the Corporation. If the Corporation uses borrowed funds to make additional investments, any income derived from the additional funds in excess of the interest which the Corporation will have to pay thereon will cause the Corporation's net income to rise more rapidly than if borrowing were not used. Conversely, if the income from the securities purchased with the borrowed funds is not sufficient to cover the cost of borrowing, the net income of the Corporation will decline more rapidly than if borrowing were not used.

         The Corporation will not borrow funds from Union Bank so long as Union Bank is affiliated with Unionamerica.

MOODY'S COMPOSITE AVERAGES OF YIELDS(+)

         The following table gives the average annual yield to maturity for public utility and industrial bonds rated in the four highest classifications (Baa or better) for the periods indicated as reported by Moody's Investors Service, Inc. and is indicative of historic variations in interest rates of bonds in these categories.

                                                       Public Utility                             Industrial
         Year                                              Bonds                                    Bonds

         1965                                               4.60%                                    4.61%
         1966                                               5.36                                     5.30
         1967                                               5.81                                     5.74
         1968                                               6.49                                     6.41
         1969                                               7.49                                     7.25
         1970                                               8.68                                     8.26
         1971                                               8.13                                     7.57
         1972                                               7.74                                     7.35
         1973:  (Two months                                 7.60                                     7.35
                ended February 28)

         At March 27, 1973, such composite yields were 7.66% for public utility bonds and 7.49% for industrial bonds.

         Since interest rates vary from time to time due to general economic and market conditions and many other factors, there can be no assurance that the interest rates for the periods presented above are indicative of rates which may prevail in the future. There can be no assurance that the Corporation will achieve a yield on its investments in debt securities as great as the average yields of the bonds used in computing the above figures. The yield to the Corporation on its investment portfolio will be a gross amount, which will be subject to expenses and taxes. Based upon an assumed average annual net asset value of approximately $50,000,000 and an assumed level of expenses, which expense information has been developed by the Adviser, the Corporation estimates that its normal annual operating expenses, including advisory fees and state taxes but excluding the expenses incurred as a result of any borrowing, will aggregate approximately 0.75% of such average annual net assets. However, since the foregoing amount is based on estimates and assumptions, which, although considered by the Adviser to be reasonable, may not prove to be correct, the Corporation can give no assurance that its actual normal annual operating expenses will not exceed the foregoing estimate.

-------------------
(+) Moody's Investors Service, Inc. states that this data is based on daily closing prices; that it reflects the annual or monthly average yields of 40 utility bonds (10 Aaa, 10 Aa, 10 A and 10 Baa) and 40 industrial bonds (10 Aaa, 10 Aa, 10 A and 10 Baa); that all yields are calculated to maturity dates; and that the averages are adjusted for substitutions in the list of bonds used, due to rating changes or other causes, so that each of the series is comparable throughout the entire period.

OTHER INVESTMENT POLICIES

         Although the Corporation differs from an open-end investment company in that it is not required to redeem its shares, it is permitted to repurchase its shares, subject to compliance with applicable securities and other laws. Under the Investment Company Act of 1940, the Corporation must meet certain notice requirements prior to such purchases, and, if shares are purchased other than on a securities exchange, would also be required, among other things, to purchase at the lesser of market value or net asset value. Such purchases will only be made if deemed advisable by the Board of Directors of the Corporation.

         The Corporation may loan its portfolio securities, although the Board of Directors of the Corporation has not yet formulated specific plans to implement this investment policy. Such loans would be secured by permitted collateral continuously maintained at a value at least equal to the market value of the securities loaned. The only collateral presently permitted under interpretations of the staff of the Securities and Exchange Commission is cash. In the event such interpretations are subsequently changed to allow the Corporation to accept collateral other than cash, the Corporation may do so. The Corporation would continue to receive interest or dividends on the securities loaned and would, at the same time, earn interest on the loan collateral or on the investment of the loan collateral if it is cash. Any specific plans developed will be intended to comply with applicable regulatory requirements relating to such loans and will permit the return of the loaned securities to the Corporation at any time on not more than five days' notice to the borrower. At the present time, the staff of the Securities and Exchange Commission does not object to permitting the voting rights, or rights to consent, attendant to securities loaned to pass to the borrower, although it requires that such loans be called so that the securities may be voted by the lender if a material event affecting the investment is to be voted on. The Corporation can pay reasonable fees to its custodian in connection with these loans provided the fees are negotiated, reduced to a contract and approved by the Corporation's directors. It is not intended that amounts earned on such loans will exceed 10% of the Corporation's annual gross income, without offset for realized capital losses, unless counsel for the Corporation determines that such amounts are qualifying income under federal income tax provisions applicable to regulated investment companies. Under these provisions, at least 90% of the annual gross income, without offset for realized capital losses, must be derived from interest, dividends and gains from the sale or other disposition of stock or securities. See "Federal Income Taxes" for information regarding the consequences to the Corporation and its shareholders if the Corporation fails to qualify as a regulated investment company under such federal income tax provisions.

                             INVESTMENT RESTRICTIONS

         The following investment restrictions are deemed fundamental policies and cannot be changed without the approval of the shareholders of the Corporation by the vote specified above under "Investment Policies."

The Corporation will not:

         (1) issue any senior securities (as defined in the Investment Company Act of 1940, as amended), except insofar as any borrowing permitted by item (2) below might be considered to be the issuance of senior securities;

         (2) borrow money or issue securities representing indebtedness except
(a) as described under "Leverage and Borrowing" and (b) for loans from banks for temporary or emergency purposes in an amount not exceeding 5% of the value of the total assets of the Corporation;

         (3) mortgage, pledge of hypothecate its assets, except as described under "Leverage and Borrowing" or to secure temporary or emergency borrowing;

         (4) act as an underwriter, except to the extent that, in connection with the disposition of portfolio securities, the Corporation may be deemed to be an underwriter under applicable laws;

         (5) purchase or sell real estate or invest in exploration or development programs for oil, gas or other minerals, except that the Corporation may purchase or sell securities (other than partnership interests) issued by companies or other entities owning or developing real estate, minerals or interests therein;

         (6) purchase or sell commodities or commodity contracts;

         (7) invest more than 5% of the value of its total assets in the securities of any one issuer (other than cash items, or securities of the United States Government or its agencies or instrumentalities) or purchase more than 10% of any class of the outstanding voting securities of any one issuer;

         (8) knowingly invest more than 10% of the value of its total assets in securities subject to legal or contractual delays in or restrictions on resale, including securities which may be sold publicly only if they are registered under the Securities Act of 1933; for information as to the valuation of such securities (restricted securities), see "Net Asset Value";

         (9) concentrate its investments in any particular industry, except that it may invest up to 25% of the value of its total assets in the securities of issuers in any one industry (provided that neither utility companies, as a group, nor finance companies, as a group, will be considered a single industry);

         (10) invest 10% or more of its total assets in securities of foreign issuers, exclusive of investments in Canadian Government securities to the extent stated under the heading "Investment Policies";

         (11) purchase or retain the securities of any issuer, if, to the Corporation's knowledge, those officers or directors of the Corporation or of its investment adviser who individually own beneficially more than 0.5% of the outstanding securities of such issuer together own beneficially more than 5% of such securities;

         (12) make loans to others, except for the purchase of debt securities by private placement (restricted securities) and the lending of portfolio securities to the extent each is permitted by the Corporations investment policies set forth above (a "repurchase agreement" in which securities, usually government securities, are purchased with an agreement by the seller to buy them back within a few days or weeks is not considered a loan within this prohibition);

         (13) purchase securities on margin, except that it may obtain such short-term credits as may be necessary for the clearance of purchases or sales of securities and except as transactions described above under "Leverage and Borrowing" may be deemed to constitute margin transactions;

         (14) participate on a joint or a joint and several basis in any securities trading account (the "bunching" of orders for the sale or purchase of marketable portfolio securities with other accounts under the management of the Adviser to save commissions or to average prices among them is not deemed to result in a securities trading account);

         (15) invest in puts, calls or combinations thereof, except that the Corporation may acquire warrants or other rights to subscribe to securities of companies issuing such warrants or rights, or of parents or subsidiaries of such companies, if acquired as part of a unit with or attached to other securities;

         (16) make short sales, except for sales "against the box" (short sales when the Corporation contemporaneously owns or has the right to acquire at no additional cost securities identical to those sold short);

         (17) invest for the purpose of exercising control or management;

         (18) purchase the securities of other registered investment companies;
or

         (19) purchase securities issued by Unionamerica, or by any company which, at the time of such purchase, is an affiliate thereof, or by any investment company (excluding the Corporation) or real estate investment trust managed or advised by Unionamerica or any of its subsidiaries.

         As set forth in item (8) above, the Corporation may acquire restricted securities up to 10% of its total assets. Restricted securities are not readily marketable and ordinarily can be sold by the Corporation only in privately negotiated transactions to a limited number of purchasers or in public offerings made pursuant to an effective registration statement under the Securities Act of 1933. Private or public sales of such securities by the Corporation may involve significant delays and expense. Private sales require negotiations with one or more purchasers and generally produce less favorable prices than the sale of comparable unrestricted securities. Public sales generally involve the time and expense of preparing and processing a registration statement under the Securities Act of 1933 and may involve the payment of underwriting commissions; accordingly, the proceeds may be less than the proceeds from the sale of securities of the same class which are freely marketable.

         If a percentage restriction on investments or utilization of assets set forth above, or under "Investment Policies", is adhered to at the time an investment is made, a later change in percentage resulting from changing values or a change in the rating of a portfolio security will not be considered a departure from the Corporation's investment policies.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The Directors and executive officers of the Corporation and their positions, if any, with the Adviser, are shown below, together with information concerning their principal occupations and certain other affiliations and their experience in the bond investment field:


                             OFFICE HELD     OFFICE
                                 WITH       HELD WITH    PRINCIPAL OCCUPATIONS AND
NAME AND ADDRESS             CORPORATION     ADVISER     OTHER AFFILIATIONS
----------------             -----------     -------     ------------------
*+Robert H. Volk             President                   President  and Director,
445 S. Figueroa Street       and                         Unionamerica, since 1969; Director
Los Angeles, California      Director                    of Union Bank, since 1969; Chairman
                                                         and Trustee of Unionamerica Mortgage
                                                         and Equity Trust, since 1971;
                                                         Commissioner of Corporations, State
                                                         of California, 1967-1969; Director,
                                                         Host International.

Arthur Brickner              Director                    Vice President and Chief Economist,
200 Park Avenue                                          Savings Banks Association of New
New York, New York                                       York State, since 1972; Vice
                                                         President, Investment-Economics
                                                         Section, Bankers Trust Company,
                                                         1963-1972. Mr. Brickner is a Fellow
                                                         of the National Association of
                                                         Business Economists and served two
                                                         terms as a member of the Economic
                                                         Advisory Board to the United States
                                                         Secretary of Commerce.

*+Lauren H. Conley           Director                    Mr. Conley was previously associated
4040 Chestnut Avenue                                     with Union Bank, 1935-1968, in
Long Beach, California                                   various capacities, the last of
                                                         which was as Director and Executive
                                                         Vice President-Bond Department.
                                                         Since his retirement, Mr. Conley has
                                                         been engaged by Union Bank as a
                                                         consultant and also serves on the
                                                         Board of Investment of the Los
                                                         Angeles County Employees Retirement
                                                         Fund.

*Prentis Carnes Hale         Director                    Mr. Hale was previously associated
3155 Mesaloa Lane                                        with the Southern California Edison
Pasadena, California                                     Company, 1948-1970, as Treasurer.
                                                         Since his retirement, he served as
                                                         Treasurer/Controller to the Guam
                                                         Power Authority, 1970, and is active
                                                         in charitable organizations.

                             OFFICE HELD     OFFICE
                                 WITH       HELD WITH    PRINCIPAL OCCUPATIONS AND
NAME AND ADDRESS             CORPORATION     ADVISER     OTHER AFFILIATIONS
----------------             -----------     -------     ------------------
*+William R. Howell          Director                    Executive Vice President in charge
445 S. Figueroa Street                                   of the Bond Investment Division,
Los Angeles, California                                  Union Bank, since 1969; previously
                                                         with Union Bank in various other
                                                         capacities including Senior Vice
                                                         President, Bond Investment Division,
                                                         and Vice President, Trust
                                                         Administration, 1964-1968.

William C. MacInnes          Director                    Director, Chairman of the Board and
P.O. Box 111                                             Chief Executive Officer, Tampa
Tampa, Florida                                           Electric Company, since 1969;
                                                         President, Tampa Electric Company,
                                                         1954-1969.

*George T. Wofford           Director                    Financial Consultant to Great Lakes
1541 Euston Road                                         Properties, Inc., since 1966;
San Marino, California                                   previously with The Prudential
                                                         Insurance Company of America,
                                                         1929-1966, in various positions
                                                         ending as Vice President-
                                                         Administration and Investments-
                                                         Los Angeles.

+Thomas J. O'Toole           Executive      Senior       Senior Vice President of the
445 South Figueroa Street    Vice           Vice         Adviser, since 1972; previously
Los Angeles, California      President      President    associated with the Unionamerica
                             and            and          Insurance Group, a subsidiary of
                             Portfolio      Director     Unionamerica, 1971-1972, as Vice
                             Manager                     President, Treasurer, Chief
                                                         Investment Officer of Swett &
                                                         Crawford and its affiliated casualty
                                                         insurers; Bank of America, N.T. &
                                                         S.A., 1967-1971, as Vice President,
                                                         Bond Investment Department; Security
                                                         Pacific National Bank, 1961-1967, as
                                                         a Trust Investment Officer.

+Hull P. Dolson              Senior Vice    President    Mr. Dolson was previously associated
445 South Figueroa Street    President      and          with Transamerica Investment
Los Angeles, California                     Director     Management Company, 1971-1972, as
                                                         Chairman and Chief Investment
                                                         Officer, and as Vice-Chairman; with
                                                         Transamerica Investment Counselors,
                                                         Inc., 1969-1971, in various
                                                         executive positions, ending as
                                                         President; and with the First
                                                         National Bank of Oregon, 1949-1969,
                                                         in various positions, the last of
                                                         which was Senior Vice President of
                                                         the Bond and Trust Investment
                                                         Departments. He is a Chartered
                                                         Financial Analyst.

                             OFFICE HELD     OFFICE
                                 WITH       HELD WITH    PRINCIPAL OCCUPATIONS AND
NAME AND ADDRESS             CORPORATION     ADVISER     OTHER AFFILIATIONS
----------------             -----------     -------     ------------------
+Paul A. Pflueger, Jr.       Senior Vice    Executive    Mr. Pflueger was previously
445 South Figueroa Street    President      Vice         associated with Wells Fargo Bank,
Los Angeles, California                     President    1967-1970, as Vice President-
                                            and          Investment and Trust Departments;
                                            Director     Van Strum & Towne (investment
                                                         adviser), 1966, as President; and
                                                         Title Insurance and Trust Company,
                                                         1952-1966, in various positions, the
                                                         last of which was as a Senior Vice
                                                         President.

+Donald B. Prell             Senior Vice    Director     Vice President, Corporate
445 South Figueroa Street    President                   Development, Unionamerica Inc.,
Los Angeles, California                                  since 1968; President, Unionamerica
                                                         Capital Corporation, Vice President,
                                                         Union Bank, 1967-1969; Director,
                                                         Union International Bank and
                                                         Velo-Bind, Inc.

+Ralph V. Hansen             Secretary      Assistant    Treasurer, Unionamerica Inc., since
445 South Figueroa Street    and            Secretary    1967; Senior Vice President and
Los Angeles, California      Treasurer      and          Treasurer, Union Bank, since 1970;
                                            Assistant    previously with Union Bank as
                                            Treasurer    Controller, 1957-1970.

----------
*  Member of Executive Committee.

+ Denotes an "interested person" of the Corporation within the meaning of the Investment Company Act of 1940, as amended,

      The Executive Committee has the authority to exercise all of the powers of the Corporation's Board of Directors at any time when the Board is not in session, other than times when the Board is required to convene or act pursuant to applicable law. The Executive Committee will meet on a monthly basis, in months during which the Board does not meet, to review the Corporation's investment portfolio and to declare dividends.

      The Corporation intends to pay each Director who is not a director, officer or employee of the Adviser or Unionamerica or a corporation affiliated with Unionamerica a fee of $500 for each Directors' meeting attended and $250 for each Executive Committee meeting attended, and to reimburse his travel and other out-of-pocket disbursements incurred in connection with attending Directors' and Executive Committee meetings.

                             THE ADVISORY AGREEMENT

      The Corporation and the Adviser entered into a Management and Investment Advisory Agreement (the "Advisory Agreement") on March 27, 1973, under which the Adviser will provide investment management and advisory services to the Corporation. The Adviser will advise the Corporation on the composition of its portfolio and will provide and bear the costs of research, statistical analysis and continuous supervision of the Corporation's investment portfolio. The Adviser is authorized, subject to control by the Corporation's Board of Directors, to determine which securities are to be bought or sold and in what amounts. In addition to providing management and investment advisory services, the Adviser will pay for office space, facilities, business equipment and the costs of keeping the Corporation's accounting records. The Adviser, or other Unionamerica companies, will compensate all personnel, officers and directors of the Corporation who are also directors, officers or employees of the Adviser, Unionamerica or corporations affiliated with Unionamerica.

      For providing these services, the Adviser will receive a fee which on an annual basis will amount to 0.5% of the average net asset value of the Corporation. This fee is computed and accrued weekly, and is payable monthly. See "Net Asset Value" for information as to the determination of net asset value.

      The expenses of organizing the Corporation have been or will be paid by the Adviser. The expenses of the registration of the Corporation under the Investment Company Act of 1940 and of the registration and qualification of the Corporation's shares under the Securities Act of 1933 and the securities laws of various jurisdictions and all other costs of this offering, including legal, auditing, printing and engraving stock certificates, custodian fees, transfer agent and registrar fees, the costs of printing the registration statement, preliminary and final prospectuses, the underwriting papers and blue sky memoranda and surveys, fees payable to the National Association of Securities Dealers, Inc. and initial stock exchange listing costs will be borne by the Corporation.

      Other than the expenses specifically assumed by the Adviser under the Advisory Agreement, all expenses incurred in the operation of the Corporation will be borne by it, including brokerage commissions on portfolio transactions, fees and travel expenses of directors and officers who are not also directors, officers or employees of the Adviser, Unionamerica or corporations affiliated with. Unionamerica, interest, taxes, continuing stock exchange listing costs, continuing transfer agent, registrar and custodian fees, auditing and legal fees, costs of information used in valuing portfolio securities and the costs of shareholder relations and proxy materials.

      The Advisory Agreement provides that if expenses (including the management fee but excluding interest, taxes, the expenses of any offering of the Corporation's securities and brokerage fees) borne by the Corporation in any fiscal year exceed one and one-half percent (1-1/2%) of the first $30 million of the average net asset value of the Corporation plus one percent (1%) of the average net asset value of the Corporation in excess of $30 million, the Adviser will pay such excess to the Corporation in the manner provided in the Advisory Agreement,

      The Corporation has undertaken to submit the Advisory Agreement to its shareholders for approval at a meeting within 180 days after the date of this Prospectus. If so approved, the Advisory Agreement will continue in effect for a period of two years from the date of its execution (March 27, 1973) and will continue in effect thereafter only if such continuance is approved at least annually by vote of a majority of the outstanding voting securities of the Corporation or by the Board of Directors of the Corporation, and, in either event, by the vote cast in person by the majority of the directors who are not parties to the Advisory Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any party to the Advisory Agreement, at a meeting called for the purpose of voting on such appeal. The Advisory Agreement may be terminated by the Adviser, by the Board of Directors of the Corporation or by a vote of a majority of the outstanding voting securities of the

Corporation, in each instance without the payment of any penalty, on sixty days' notice. It will automatically terminate upon any assignment.

                                  DISTRIBUTIONS

      Commencing within three months after the date of this offering, the Corporation intends to make monthly distributions of net investment income, and any accumulated net realized short-term capital gains considered by management appropriate for distribution. Distributions of net realized long-term capital gains, if any, will be made annually. Distributions will be paid in cash, either directly to the shareholders or to the dividend reinvestment agent for shareholders participating in the Dividend Reinvestment Plan. See "Dividend Reinvestment Plan". In determining net investment income available for distribution, the Corporation will employ the accrual accounting method. However, it will not amortize premiums or discounts resulting from the purchase of debt securities, except where the Corporation is required, for federal income tax purposes, to include in current income a pro rata portion of original issue discounts on certain securities purchased. Gains or losses resulting from unamortized discounts or unamortized premiums will generally be treated as capital gains or losses when realized.

                              FEDERAL INCOME TAXES

      The Corporation intends to operate so as to qualify as a regulated investment company as that term is defined in Section 851 of the Internal Revenue Code of 1954, as amended (the "Code"). A regulated investment company which, in any taxable year, meets the requirements set forth in the Code will not be subject to income tax with respect to income which it distributes to its shareholders.

      To be considered a regulated investment company, the Corporation must elect to be so treated and must meet the following requirements, among others:

            (1) At least 90% of the Corporation's gross income, without offset for capital losses, must be derived from dividends, interest and gains from the sale or other disposition of stock or securities;

            (2) Less than 30% of the Corporation's gross income, without offset for capital losses, must be derived from the sale or other disposition of stock or securities held for less than three months;

            (3) At the end of each fiscal quarter, at least 50% of the value of the Corporation's total assets must consist of cash and cash items (including receivables), government securities, securities of other regulated investment companies, and securities of other issuers which in the case of any one issuer do not represent either more than 5% of the total value of the Corporation's assets or more than 10% of the outstanding voting securities of such issuer; and

            (4) At the end of each fiscal quarter, not more than 25% of the total value of the Corporation's assets may be invested in the securities (other than government securities or the securities of other regulated investment companies) of any one issuer, or of two or more issuers which the Corporation controls and which are engaged in the same or similar trades or businesses or related trades or businesses.

      After electing to be taxed as a regulated investment company, the Corporation (in any year in which it qualifies for. such treatment) will not be taxed on that portion of its taxable income (including capital gains) which is distributed to its shareholders, if at least 90% of its taxable income (with certain adjustments provided in the Code) for such taxable year is distributed (or considered to be distributed) during such taxable year. However, to the extent that there is undistributed taxable income or undistributed, capital gains, the Corporation will be taxed as an ordinary corporation. The Corporation will not be entitled to carry back or carry over its net operating losses.

      Distributions of amounts equal to net investment income (i.e., net income other than from capital gains and losses) and net short-term capital gains must be treated by shareholders as ordinary income. If short-term capital gains are distributed on an interim basis, but the Corporation has a net short-term capital loss at the end of the year, a portion of such distributions may be treated as a return of capital. Since most of that Corporation's income is expected to arise from interest rather than dividends, only a small part, if any, of its distributions to shareholders is expected to qualify for the $100 dividends-received exclusion for individuals or the 85% dividends-received deduction for corporations. Distributions of amounts equal to any long-term capital gains will be taxable to shareholders as long-term capital gains when received, regardless of how long a shareholder has held the Corporation's shares. The Corporation will notify each shareholder as to what portion of a distribution, if any, constitutes long-term capital gain. Amounts equal to the long-term capital gains distributed by the Corporation to its shareholders (as long-term capital gains generally) are items of tax preference and must be taken into account by shareholders for the purpose of determining their liability, if any, for the 10% minimum tax on tax preferences,

      If, in any taxable year, the Corporation should not qualify as a regulated investment company under the Code, (a) the Corporation would be taxed as an ordinary corporation and distributions to its shareholders would not be deductible by the Corporation in computing its taxable income, (b) the Corporation's distributions, to the extent made out of the Corporation's current or accumulated earnings and profits, would be taxable to its shareholders as dividends (regardless of whether they would otherwise have been considered long-term capital gains) and would be eligible for the $100 dividends-received exclusion for individuals or the 85% dividends-received deduction for corporations,

      The foregoing discussion is only a brief outline regarding federal income taxes on dividends and distributions by the Corporation. Investors should consult their own counsel for more detailed information and for information regarding state and local taxes applicable to dividends and distributions received. Qualification for federal tax purposes as a regulated investment company does not involve governmental supervision of management or investment practices or policies.

                           DIVIDEND REINVESTMENT PLAN

      All registered holders of the Corporation's Common Stock (other than brokers) will, at a later date, be offered the opportunity to participate in the Dividend Reinvestment Plan (the "Plan"). It is now expected that within three months after completion of this offering, and at least 20 days prior to a dividend record date, all registered holders of Common Stock will be mailed supplemental information regarding the Plan, including a form by which they may elect to participate in the Plan and thereby cause their future distributions to be invested in shares of the Corporation's Common Stock. Persons becoming registered holders of the Corporation's Common Stock after the initial mailing will also be advised of their right to elect to participate in the Plan. A bank or trust company other than Union Rank (to be designated by the Adviser and approved by the Corporation) will be the Agent for shareholders who elect to participates in the Plan.

      Under the Plan declared dividends and other distributions will automatically be invested in shares of the Corporation's Common Stock. Shareholders may, however, terminate their participation in the Plan at any time and elect to receive declared dividends and other distributions in cash by notifying the Agent in writing. Such notification must be received 15 days prior to the record date of any distribution in order for such distribution to be received in cash. There will be no charge or other penalty for such termination.

PLAN FEATURES

      It is presently anticipated that the Plan would operate as follows:

      Whenever the Corporation pays a dividend in cash, the Agent, consistent with obtaining the best price and execution, will, to the extent permitted by law, buy for the shareholder's account Common Stock of the Corporation in either the over-the-counter market or on a national securities exchange, including fractional shares acquired by aggregating purchases for all participants; brokerage fees will be borne by the participating shareholders. While it is not clear at present whether such purchases can be made at times when the purchase price of shares exceeds their net asset value, the Plan, as contemplated, would allow purchases under these conditions; however, no market purchases at prices in excess of net asset value will be made unless such purchases are permissible under applicable laws, rules and regulations. As a result of open market purchases by the Agent of shares of the Corporation's Common Stock, the market price therefor may increase above the price which otherwise might prevail. If this were the case, the number of shares purchased by the Agent on behalf of each Plan participant could be less than the number of shares which a Plan participant could individually purchase in the open market with the amount of dividends and other distributions received in cash if no reinvestment plan were in existence. However, if the amount which a shareholder were to receive in cash were less than the market price (plus commission) of one share of Common Stock, such a shareholder would not be able to make an open market purchase without adding additional funds to the cash distribution received since it is not anticipated that there will be open market trading of fractional shares.

      All shares of Common Stock (including fractional shares) acquired by a shareholder through his participation in the Plan will be registered in the name of the Agent's nominee on the books of the Corporation and automatically credited to such shareholder's open account ("Open Account"). Certificates for such shares will not be issued to participating shareholders unless requested, but in no event will certificates representing fractional shares be issued. Instead, a requesting participant will receive a check for the cash value (based on a recent market price) of any fractional share. In connection with the sale of any or all of the shares credited to an Open Account, a participant may instruct the Agent either to sell the shares on his behalf or to have a certificate for the shares issued to him for sale through his own broker or otherwise. When instructed to sell, the Agent may aggregate shares credited to the Open Accounts of more than one selling participant, in which case the proceeds of each selling participant will be based on the average sales price after deducting brokerage commissions. Each time shares are credited to, or sold or withdrawn from, an Open Account, the participant will receive a statement from the Agent showing the transaction and the current number of shares (computed to three decimal places) held for his account. The Agent will also furnish information for a participant's tax records.

      There will be no direct charge to participants in the Plan except for brokerage commissions and transfer taxes. All other costs of the Plan will be initially borne by the Corporation and thus indirectly by shareholders, including those not participating in the Plan, although the Plan may be amended to provide for a direct charge to participants. Applicable regulatory requirements may necessitate modifications of the proposed Plan or may preclude the implementation of the Plan. If the Plan is implemented, details will be provided as part of the supplemental information referred to above. Moreover, experience under the Plan, if adopted, may indicate that changes are desirable. Accordingly, the Plan, if adopted, may be amended or terminated at any time on 30 days' notice to the Agent, and such notice will become effective as to all distributions by the Corporation for which the record dates are subsequent to the effective date of such notice.

                             PORTFOLIO TRANSACTIONS

      The policy of the Corporation is to place orders for the purchase and sale of securities for its portfolio with brokers or dealers who give prompt execution of such orders at prices and under conditions most favorable to the Corporation. Decisions to buy and sell securities for the Corporation and assignment of its portfolio business and negotiation of its commission rates, where applicable, will be made by the Adviser. Normally, purchases and sales of securities traded in the over-the-counter market will be transacted on a principal basis with principal market makers except when, in the Adviser's opinion, better prices and executions are available elsewhere. Underwriters and selected dealers who have sold shares of the Corporation in this offering and dealers who make a market in the Corporation's shares may receive customary brokerage commissions if they execute purchases or sales of securities for the portfolio of the Corporation. The Corporation may buy portfolio securities from or sell portfolio securities to such firms if they offer the best price and market. The Corporation will comply with any restrictions imposed on such portfolio brokerage practices by the National Association of Securities Dealers, Inc. or the Securities and Exchange Commission to the extent that they are applicable to closed-end investment companies such as the Corporation.

      The Adviser intends to act as investment adviser to persons and institutions other than the Corporation, including Unionamerica and its insurance subsidiaries. It will be the practice of the Adviser to cause purchase and sale transactions to be allocated among the Corporation and others whose assets it manages in such manner as it deems equitable. In making such allocations the main factors to be considered are the respective investment objectives of the Corporation and others, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment by the Corporation and others and the size of investment commitments generally held by the Corporation and others.

                                 NET ASSET VALUE

      The net asset value per share will be computed as of the close of business on the last day in each week on which the New York Stock Exchange is open for unrestricted trading.

      The net asset value per share will be determined by dividing the number of outstanding shares into an amount equal to the sum of the value of the Corporation's portfolio (determined as set forth below), interest accrued but not yet subject to collection, dividends-receivable on shares valued ex-dividend, cash and any other assets, less total liabilities (including accrued but unpaid administrative expenses and all amounts held for distribution to shareholders of record as of any date prior to the time of valuation but excluding capital and surplus).

      A portfolio security which is listed or traded on a national securities exchange will normally be valued at the price of the last sale on such exchange prior to the time assets are valued. If no sales of the security took place on such exchange on the day as of the end of which the evaluation is being made, or, if the security is traded only in the over-the-counter market, it will normally be valued at its last bid price on that day. Securities for which current quotations are not available and other assets of the Corporation (including any restricted securities) will be valued at fair value as determined in good faith by the Corporation's Board of Directors or Executive Committee.

                             REPORTS TO SHAREHOLDERS

      The Corporation will issue to its shareholders quarterly, semiannual and annual reports of net asset value per share and income and expense. Each semiannual and annual report will also contain a schedule of the Corporation's portfolio securities, statements of assets and liabilities and surplus, and information regarding purchases and sales of portfolio securities during the period covered by the report. Financial statements included in the annual report will be audited.

                           DESCRIPTION OF COMMON STOCK

      The Corporation's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $1.00 per share. Each share has equal voting, dividend and liquidation rights. The outstanding shares are, and when issued the shares offered by this Prospectus will be, full paid and non-assessable. The shares of Common Stock are not redeemable and have no pre-emptive or conversion rights. The shares do not have cumulative voting rights, and consequently, holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, In such event, the holders of the remaining shares will not be able to elect any directors.

                                 CAPITALIZATION

      The capitalization of the Corporation, as of the date of this Prospectus, and as adjusted to reflect the sale of the shares offered hereby, is as follows:

                            AUTHORIZED     OUTSTANDING(1)   AS ADJUSTED(2)
                            ----------     --------------   --------------
Common Stock,
  $1.00 par value ...    25,000,000 shs.     6,667 shs.     3,673,334 shs.

----------
(1) All shares outstanding prior to the offering made by this Prospectus were purchased at $15 per share by Lehman Brothers Incorporated for investment purposes to enable the Corporation to comply with Section 14(a) of the Investment Company Act of 1940.

(2) Does not include up to an additional 366,667 shares which the Underwriters may elect to purchase from the Corporation at $13.80 per share, at any time prior to the delivery and acceptance by the Underwriters of the 3,666,667 shares offered by this Prospectus, to cover over-allotments.

                                  UNDERWRITING

      The Underwriters have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Corporation the number of shares of its Common Stock specified below. The nature of the Underwriters' obligations is such that if any of the shares offered hereby are purchased by them, all must be purchased.


      The names and addresses of the Underwriters and the number of shares to be purchased by each of them are as follows:
Number of

                                                                                      NUMBER OF
                                                                                   SHARES TO BE
      NAME                                ADDRESS                                     PURCHASED
      ----                                -------                                     ---------
Lehman Brothers Incorporated              One William Street, New York, NY 10004        238,734
duPont Glore Forgan Incorporated          One Wall Street, New York, NY 10005           800,000
Walston & Co., Inc.                       77 Water Street, New York, NY 10005         1,250,000
Crowell, Weedon & Co.                     One Wilshire Boulevard,                       150,000
                                            Los Angeles, CA 90017
Mitchum, Jones & Templeton Incorporated   555 South Flower Street,                      160,000
                                            Los Angeles, CA 90071
Rauscher Pierce Securities Corporation    1200 Mercantile Dallas Building,              100,000
                                            Dallas, TX 75201
Stern, Frank, Meyer & Fox, Incorporated   606 South Olive Street, Los Angeles,          115,000
                                            CA 90014
Sutro & Co. Incorporated                  460 Montgomery Street, San Francisco,         350,000
                                            CA 94104
Abraham & Co Inc.                         120 Broadway, New York, NY 10005                6,000
Advest Co.                                115 Broadway, New York, NY 10006               10,000
Almstedt Brothers                         425 West Market Street, Louisville,             4,000
                                            KY 40202
Anderson & Strudwick                      913 East Main Street, Richmond,                 4,000
                                            VA 23212
Robert W. Baird & Co. Incorporated        73 1 North Water Street, Milwaukee,             7,500
                                           WI 53201
Ball, Burge & Kraus                       414 Union Commerce Building,                    8,000
                                            Cleveland, OH 44115
D. H. Blair & Company                     437 Madison Avenue, New York, NY 10022          4,000
Boettcher and Company                     828 Seventeenth Street, Denver,                 5,000
                                            CO 80202
J. C. Bradford & Co., Incorporated        J. C. Bradford Building, Nashville,             4,000
                                            TN 37219
Butcher & Sherrerd                        1500 Walatit. Street, Philadelphia,             4,000
                                            PA 19102
Clark, Dodge & Co. Incorporated           140 Broadway, New York, NY 10005               10,000
Dain, Kalman & Quail, Incorporated        100 Dain Tower, Minneapolis, MN 55402           8,100
Drexel Burnham & Co. Incorporated         60 Broad Street, New York, NY 10004             4,000
Edwards & Hanly                           One Whitehall Street, New York,                 5,750
                                            NY 10004
Eppler, Guerin & Turner, Inc.             3900 First National Bank Building,             31,333
                                            Dallas, TX 75202
Fahnestock & Co.                          110 Wall Street, New York, NY 10005             4,000
First California Company Incorporated     555 California Street, San Francisco,          20,000
                                            CA 94104
First Investors Corporation               120 Wall Street, New York, NY 10005            35,000
First of Michigan Corporation             1200 Buhl Building, Detroit, MI 48226           4,000
Robert Fleming Incorporated               100 Wall Street, New York, NY 10005            10,000
Freehling & Co.                           120 South La Salle Street, Chicago,             7,500
                                            IL 60603
Hallgarten & Co.                          One New York Plaza, New York,                  10,000
                                            NY, 10004
Hayden Stone Inc.                         767 Fifth Avenue, New York, NY 10022           10,000
H. Hentz & Co., Inc.                      72 Wall Street, New York, NY 10005             24,950
Herzfeld & Stern                          30 Broad Street, New York, NY 10004             4,000
J.J.B. Hilliard, W. L. Lyons, Inc.        545 South Third Street, Louisville,             4,000
                                            KY 40202
E. F. Hutton & Company Inc.               One Battery Park Plaza, New York,              10,000
                                            NY 10004
Johnston, Lemon & Co. Incorporated        Southern Building, Washington,                 10,000
                                             DC 20005
June S. Jones Co.                         225 S. W. Broadway, Portland, OR 97205          9,000
Paul Kendrick & Co., Inc.                 111 Sutter Street, San Francisco,               4,000
                                            CA 94104

                                                                                      NUMBER OF
                                                                                   SHARES TO BE
      NAME                                ADDRESS                                     PURCHASED
      ----                                -------                                     ---------
Loeb, Rhoades & Co.                       42 Wall Street, New York, NY 10005             17,500
Manley, Bennett, McDonald & Co.           1100 Bahl Building, Detroit, MI 48226           5,000
The Marshall Company, Inc.                111 East Wisconsin Avenue, Milwaukee,           4,000
                                             WI 53201
McDonald & Company                        2100 Central National Bank Building,            5,000
                                            Cleveland, OH 44114
Memme & Company Incorporated              99 Wall Street, New York, NY 10005             20,000
Merkin & Co., Inc.                        100 Wall Street, New York, NY 10005             4,000
W.H. Moeller & Company, Inc.              121 East Kearsley Street, Flint,                4,000
                                             MI 48502
Mullaney Wells & Company                  135 South La Salle Street, Chicago,             4,000
                                            IL 60603
Newhard, Cook & Co. Incorporated          400 Olive Street, St. Louis, MO 63102           4,000
M. H. Novick & Co., Inc.                  2020 IDS Center, Minneapolis, MN 55402          4,000
The Ohio Company                          51 North High Street, Columbus,                 6,000
                                            OH 43215
H. 0. Peet & Co. Inc.                     23 West Tenth Street, Kansas City,              4,000
                                             MO 64105
Piper, Jaffray & Hopwood Incorporated     115 South Seventh Street, Minneapolis,         11,500
                                             MN 55402
Purcell, Graham & Co. Inc.                20 Exchange Place, New York, NY 10005           4,000
Daniel Reeves & Co.                       10960 Wilshire Boulevard, Los Angeles,          4,000
                                             CA 90024
L.F. Rothschild & Co.                     99 William Street, New York, NY 10038           4,000
R. Rowland & Co. Incorporated             720 Olive Street, St. Louis, MO 63101           4,000
Sartorius & Co.                           10 East 53rd Street, New York,                  6,000
                                            NY 10022
Scherck, Stein & Franc, Inc.              506 Olive Street, St. Louis, MO 63101           4,000
Securities Clearing Corporation           234 East Colorado, Suite 301 Pasadena,          5,000
                                            CA 91101
Seiden & de Cuevas Incorporated           110 Wall Street, New York, NY 10005             4,000
Shearson, Harnmill & Co. Incorporated     14 Wall Street New York, NY 10005              35,000
Shields Securities Corporation            44 Wall Street, New York, NY 10005             10,000
Shuman, Agnew & Co., Inc.                 650 California Street, San Francisco,           4,000
                                            CA 94108
Smith, Barney & Co. Incorporated          1345 Avenue Of the Americas, New York,         10,800
                                            NY 10019
Traub and Company, Inc.                   320 North Meridian Street,                      4,000
                                            Indianapolis, IN 46204
Wagenseller & Durst, Inc.                 611 West Sixth Street, Los Angeles,            20,000
                                            CA 90017
Wright & Jackson, Inc.                    2500 Sterick Building, Memphis,                 4,000
                                            TN 38103
Zeal Corporation                          1000 Locust Street, St. Louis,                  5,000
                                            MO 63101
                                                                                      ---------
                                                   Total                              3,666,667
                                                                                      =========

      Lehman Brothers Incorporated, duPont Glore Forgan Incorporated, Walston & Co., Inc., Crowell, Weedon & Co., Mitchum, Jones & Templeton, Incorporated, Rauscher Pierce Securities Corporation, Stern, Frank, Meyer & Fox, Incorporated, and Sutro & Co. Incorporated, as Representatives of the Underwriters, have advised the Corporation that the Underwriters propose to offer the shares at the public offering price per share set forth on the cover page of this Prospectus. In addition, shares way be offered to selected dealers (including any Underwriter) at prices representing a concession not in excess of 90 cents per share under the public offering price set forth on the cover page of this Prospectus. After the initial public offering, the public offering price and the concession to selected dealers may be changed by the Representatives,

      The Corporation has granted to the Underwriters an option to purchase at $13.80 per share up to an additional 366,667 shares to cover over-allotments in the sale of the shares that the Underwriters have agreed to purchase. Such option is exercisable on or before the delivery and acceptance by the Underwriters of the 3,666,667 shares offered hereby.

      The Corporation has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL OPINIONS

      Counsel for the Corporation, Messrs. Nossaman, Waters, Scott, Krueger & Riordan, Union Bank Square, 445 South Figueroa Street, Los Angeles, California 90017, have rendered an opinion (filed as an Exhibit to the Registration

Statement) to the effect that the Common Stock offered hereby will be, when issued as described herein, duly and validly issued, full paid and non-assessable, Counsel for the Underwriters, Messrs. Simpson Thacher & Bartlett, One Battery Park Plaza, New York N.Y. 10004, will render their opinion to the Underwriters to the same effect, Messrs. Nossaman, Waters, Scott, Krueger & Riordan are also counsel for the Adviser, Unionamerica and certain of its other subsidiaries.

                                     EXPERTS

      The Balance Sheet of the Corporation at March 27, 1973, which appears in this Prospectus, has been examined by Peat, Marwick, Mitchell & Co., independent certified public accountants, whose report thereon appears elsewhere herein, and has been included herein in reliance upon the authority of said firm as experts.

                             ADDITIONAL INFORMATION

      Bankers Trust Company, New York, New York, is custodian of the portfolio securities and cash of the Corporation. The custodian performs no managerial or policy-making functions for the Corporation.

      The Corporation's Los Angeles transfer agent and registrar is Union Bank, and its New York transfer agent and registrar is Bankers Trust Company.

      The fee which is being charged the Corporation by Union Bank for performing the services of transfer agent and registrar will be Union Bank's cost so long as Union Bank is affiliated with Unionamerica or the Adviser.

                           CURRENT INCOME SHARES, INC.

                                  BALANCE SHEET

                                 MARCH 27, 1973

Assets -- cash on deposit with custodian ........................     $100,005
Stockholder's Equity:
      Common stock, par value $1.00 per share, authorized
      25,000,000 shares, outstanding 6,667 shares (note 2).......     $  6,667
Additional paid in capital ......................................       93,338
                                                                      --------
Commitments (note 2)

                                                                      $100,005
                                                                      ========
Net asset value per share .......................................     $     15
                                                                      --------

----------

Notes:

      1. Organization

      The Corporation was incorporated in the State of Delaware in November 1972 and its only transaction since inception has been the issuance of 6,667 shares of Common stock for cash at $15.00 per share.

      2. Commitments

      Costs incurred by the Adviser in connection with the registration statement under the Securities Act of 1933 and issuance of the securities offered hereby and that registration of the Company under the Investment Company Act of 1940 are estimated to be $219,000. Upon the closing of the offering, the Corporation will reimburse the Adviser for these costs.

      The Corporation has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

      If the registration statement under the Securities Act of 1933 is not effective on or before, April 30, 1973, or if the closing of the purchase and sale of the shares being registered does not occur on or before May 7, 1973, the Corporation is obligated to repurchase the 6,667 outstanding shares.

      3. Other Matters

      For details regarding the investment advisory agreement and federal income tax status, see "The Advisory Agreement" and "Federal Income Taxes" elsewhere in this Prospectus.

                               ACCOUNTANT'S REPORT

The Board of Directors
Current Income Shares, Inc.

      We have examined the balance sheet of Current Income Shares, Inc. as of March 27, 1973. Our examination was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances, including confirmation of the bank account balance on March 27, 1973 by correspondence with the depository.

      In our opinion, the balance sheet presents fairly the financial position of Current Income Shares, Inc. at March 27, 1973 in conformity with generally accepted accounting principles.

                                          PEAT, MARWICK, MITCHELL & CO.

Los Angeles, California
March 27, 1973

                           CURRENT INCOME SHARES, INC.

                                   APPENDIX A

                     DESCRIPTION OF Baa AND BBB BOND RATINGS

      Bonds rated Baa by Moody's Investors Services, Inc. are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

      Bonds rated BBB by Standard & Poor's Corporation are regarded as borderline between definitely sound obligations and those where the speculative element begins to predominate. These bonds have adequate asset coverage and normally are protected by satisfactory earnings. Their susceptibility to changing conditions, particularly to depressions, necessitates constant watching. Marketwise, these bonds are more responsive to business and trade condition than to interest rates. A bond in this category is the lowest which qualifies for commercial bank investment.

      Fitch Investors Service, Inc., describes its BBB bond rating as follows:
Dependence on current earnings is more manifest in the "BBB" division. Bonds of this type may be held with fair assurance if a relatively high yield is desired, but they should be watched as to current results of the company or signs of possible reverses. While such changes may occur, it is true as well that many "BBB" bonds have good chances of higher rating with expanding earnings and a more seasoned position of the company.